Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-48306 of our reports dated February 28, 2006 with respect to the consolidated financial statements and schedule of Optelecom-NKF, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Grant Thornton LLP

Baltimore, Maryland
March 30, 2006